Exhibit 99.1

Zedge Announces Record First Quarter Results

Reports record first quarter with revenue growth of 60% to $6.0 million; Net income of $2.1 million; earnings per share (EPS) of $0.14, EBITDA1 of $3.0 million

New York, NY – December 13, 2021: Zedge, Inc. (NYSE AMERICAN: ZDGE), a global app publisher with a portfolio of leading digital consumer brands serving 43 million users across the portfolio in October 2021, today announced results for its first-quarter fiscal year 2022 ended October 31, 2021.

“We experienced strong performance in both our core and emerging businesses despite tougher year-over-year comps,” said Jonathan Reich, chief executive officer. “Advertising revenue continued to expand to record levels, while active subscriptions2 returned to modest sequential growth and average revenue per monthly active user (ARPMAU)2 increased by over 46%. Our emerging businesses also performed well with the Zedge Premium marketplace experiencing gross transaction value (GTV)2 growth of 58%.

“Our priorities for fiscal 2022 remain unchanged. Tomorrow morning, we will launch an exciting, high-potential NFT product called “NFTs Made Easy” to select Zedge Premium artists. In the months to come, we plan to expand this unique offering to more artists and introduce additional features and capabilities to build out the ecosystem. To drive monthly active user (MAU) 2 growth, especially in well-developed markets, we have begun to scale paid user acquisition and also recently rolled out our first social and community features for our Zedge app, including “Follow Me,” with additional features expected in the new year. Furthermore, we continue to look at new content categories for our personalization and Shortz entertainment offerings and are working on new monetization opportunities for Emojipedia. In addition, new and enhanced subscription and product localization capabilities remain on the roadmap for several products. Finally, we continue to evaluate complementary M&A. Overall, we are executing on the plan I laid out during our last earnings call, and I am excited to see what we can accomplish in fiscal 2022 and beyond,” continued Reich.

Fiscal First-Quarter Highlights (Fiscal 2022 versus Fiscal 2021)

●	Revenue increased 60.2% to $6.0 million versus $3.8 million;
●	Active subscriptions and subscription revenue increased 25.3% and 47.7%, respectively;
●	Operating income and operating margin of $2.6 million and 42.9% versus $1.1 million and 29.1%, respectively;
●	Net income and diluted EPS of $2.1 million and $0.14 versus $1.0 million and $0.08, respectively;
●	Cash flow from operations increased 81.2% to a record $2.7 million versus $1.5 million;
●	EBITDA increased 110.9% to $3.0 million versus $1.4 million;
●	MAU[2] increased by 5.6%;
●	Zedge Premium GTV increased 58.2% to $0.33 million.

Select Financial Metrics: Q1 Fiscal 2022 versus Fiscal 2021 as of 10/31/21
(in $M except for EPS)	Q1 '22	Q1 '21	Change
Total Revenue	$6.0	$3.8	60.2%
Advertising Revenue	$4.6	$3.0	53.0%
Subscription Revenue	$1.0	$0.7	47.7%
Other Revenue	$0.5	$0.1	296.0%
Operating Income	$2.6	$1.1	136.8%
Operating Margin	42.9%	29.1%
Net Income	$2.1	$1.0	96.7%
Diluted Earnings Per Share	$0.14	$0.08	63.5%
EBITDA	$3.0	$1.4	110.9%
Cash Flow from Operations	$2.7	$1.5	81.2%
Zedge Premium GTV	$0.33	$0.21	58.2%

nm	= not measurable/meaningful
*	numbers may not add due to rounding

Select Business Metrics: 1st Quarter Fiscal 2022 versus Fiscal 2021*
(in MM except for ARPMAU and where noted)	Q1 '22	Q1 '21	Change
Total Installs - Cumulative	525.6	465.2	13.0%
MAU	34.2	32.4	5.6%
Well-developed Markets	8.4	9.2	-8.5%
Emerging Markets	25.8	23.2	11.2%
ARPMAU	$0.053	$0.036	46.4%
Active Subscriptions (in 000s)	763	609	25.3%
*numbers may not add due to rounding

[1]	Throughout this release, EBITDA is a Non-GAAP financial measure intended to provide useful information that supplements Zedge’s results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for an explanation of Zedge’s formulation of EBITDA and reconciliations to the most directly comparable GAAP measure.

[2]	We use the following business metrics in this release because we believe they are useful in evaluating Zedge as an investment.

●	Monthly active users, or MAU, captures the number of unique users that used our Zedge app during the previous 30-days of the relevant period, is useful for evaluating consumer engagement with our app which correlates to advertising revenue as more users drive more ad impressions for sale. It also allows readers and potential advertisers to evaluate the size of our user base.
●	Zedge Premium Gross Transaction Value, or GTV, is the total dollar amount of transactions conducted through the Zedge Premium Marketplace. As Zedge Premium is an internal focus for growth, we believe that this metric will help investors evaluate the progress we are making in growing this part of our business.
●	Average Revenue Per Monthly Active User for our Zedge app, or ARPMAU, is a useful statistic in evaluating how well we are monetizing our user base.
●	The term Active Subscriptions is a subscription that has commenced and not been canceled, including paused subscriptions, and subscriptions in free trials, grace periods, or account hold.
●	Total Installs - Cumulative is a measure of the cumulative number of times our Zedge app has been downloaded since inception.

Trended Financial Information*

(in $M except for EPS, ARPMAU, Paid Subscriptions)	Q121	Q221	Q321	Q421	Q122	FY 2020	FY 2021
Total Revenue	$3.8	$5.3	$5.3	$5.2	$6.0	$9.5	$19.6
Advertising Revenue	$3.0	$4.4	$4.3	$4.2	$4.6	$7.4	$15.7
Subscription Revenue	$0.7	$0.8	$0.9	$1.0	$1.0	$1.6	$3.2
Other Revenue	$0.1	$0.1	$0.1	$0.2	$0.5	$0.5	$0.5
Operating (loss) Income	$1.1	$2.5	$2.0	$2.2	$2.6	($0.4)	$7.8
Net (loss) Income	$1.0	$2.3	$2.4	$2.5	$2.1	($0.6)	$8.2
Diluted Earnings (Loss) Per Share	$0.08	$0.17	$0.17	$0.17	$0.14	($0.05)	$0.59
EBITDA	$1.4	$2.9	$2.3	$2.7	$3.0	$1.0	$9.3
Cash Flow from Operations	$1.5	$2.3	$4.0	$2.4	$2.7	$2.1	$10.1
Zedge Premium – GTV	$0.21	$0.21	$0.25	$0.27	$0.33	$0.73	$0.95
MAU	32.4	35.4	34.5	34.4	34.2	nm	nm
Well-developed Markets	9.2	9.5	8.9	8.5	8.4	nm	nm
Emerging Markets	23.2	25.9	25.6	25.9	25.8	nm	nm
ARPMAU	$0.036	$0.049	$0.049	$0.050	$0.053	nm	nm
Active Subscriptions (in 000s)	609	711	753	752	763	504	752

nm	= not measurable/meaningful
*	numbers may not add due to rounding

Fiscal 2022 Commentary

“Similar to last year when we also reported a record first quarter, we will wait until after we report our second fiscal quarter earnings to update the annual financial guidance we provided in our fourth fiscal quarter earnings report,” concluded Reich.

Earnings Announcement and Supplemental Information

Zedge's earnings release will be filed on Form 8-K and posted on the Zedge investor relations website (https://investor.zedge.net) at approximately 4:10 p.m. Eastern on December 13, 2021. Management will host an earnings conference call beginning at 4:30 p.m. Eastern followed by a Q&A with investors.

To participate in the call, please dial Toll-Free: 888-506-0062 or International: 973-528-0011, at least five minutes before the 4:30PM Eastern start. Please ask for the Zedge earnings conference call with Participant Access Code: 499616

The call will also be webcast through the Zedge investor relations website: https://investor.zedge.net and will be available through Tuesday, December 13, 2022.

Following the call and continuing through Monday, December 27, 2021, a call replay will be available by dialing Toll-Free: 877-481-4010 or International: 919-882-2331 and entering the replay access code: 43673

About Zedge

Zedge is an app publisher that owns a portfolio of leading digital consumer brands serving 43 million users globally in October 2021. Our portfolio consists of Zedge Ringtones and Wallpapers, the leading mobile app used for mobile phone personalization, social content, and fandom art; Zedge Premium, a marketplace for artists, celebrities, and emerging creators to market their digital content, to Zedge’s users; Emojipedia, the leading source of all things emoji; and Shortz, a mobile entertainment app in beta, focused on short-form storytelling. Zedge monetizes its content through ad-supported offerings, tokens, and subscriptions. For more information, visit https://www.zedge.net.

Forward-Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

Contact:

Brian Siegel IRC, MBA Managing Director

Hayden IR

(346) 396-8696

ir@zedge.net

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value data)

	October 31,	July 31,
	2021	2021
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$27,249	$24,908
Trade accounts receivable, net of allowance of $0 at October 31, 2021 and July 31, 2021	2,816	2,545
Prepaid expenses	322	111
Other current assets	105	49
Total current assets	30,492	27,613
Property and equipment, net	1,891	1,980
Intangible assets, net	6,791	-
Goodwill	2,361	2,262
Deferred tax assets, net	477	477
Other assets	358	5,145
Total assets	$42,370	$37,477
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$407	$585
Due to seller of Emojipedia	2,094	-
Accrued expenses and other current liabilities	2,501	1,771
Deferred revenues	1,803	1,821
Total current liabilities	6,805	4,177
Other liabilities	126	145
Total liabilities	6,931	4,322
Commitments and contingencies (Note 8)
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—2,400; no shares issued	-	-
Class A common stock, $.01 par value; authorized shares—2,600; 525 shares issued and outstanding at October 31, 2021 and July 31, 2021	5	5
Class B common stock, $.01 par value; authorized shares—40,000; 13,935 shares issued and 13,861 shares outstanding at October 31, 2021, and 13,923 shares issued and 13,865 ouststanding at July 31, 2021	139	139
Additional paid-in capital	41,983	41,664
Accumulated other comprehensive loss	(855)	(997)
Accumulated deficit	(5,499)	(7,554)
Treasury stock, 74 shares at October 31, 2021 and 58 shares at July 31, 2021, at cost	(334)	(102)
Total stockholders’ equity	35,439	33,155
Total liabilities and stockholders’ equity	$42,370	$37,477

ZEDGE, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended
	October 31,
	2021	2020
Revenues	$6,028	$3,762
Costs and expenses:
Direct cost of revenues (exclusive of amortization of capitalized software and technology development costs included below)	310	304
Selling, general and administrative	2,732	2,006
Depreciation and amortization	398	359
Income from operations	2,588	1,093
Interest and other income, net	13	1
Net loss resulting from foreign exchange transactions	(10)	(41)
Income before income taxes	2,591	1,053
Provision for income taxes	536	8
Net Income	2,055	1,045
Other comprehensive income (loss):
Changes in foreign currency translation adjustment	142	(159)
Total other comprehensive income (loss)	142	(159)
Total comprehensive income	$2,197	$886
Income per share attributable to Zedge, Inc. common stockholders:
Basic	$0.14	$0.09
Diluted	$0.14	$0.08
Weighted-average number of shares used in calculation of income per share:
Basic	14,281	12,191
Diluted	15,031	12,496

ZEDGE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	October 31,
	2021	2020
Operating activities
Net income	$2,055	$1,045
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	398	359
Stock-based compensation	319	237
Change in assets and liabilities:
Trade accounts receivable	(295)	(554)
Prepaid expenses and other current assets	(279)	80
Other assets	(8)	19
Trade accounts payable and accrued expenses	522	80
Deferred revenue	(18)	221
Net cash provided by operating activities	2,694	1,487
Investing activities
Capitalized software and technology development costs and purchase of equipment	(188)	(215)
Net cash used in investing activities	(188)	(215)
Financing activities
Repayment of insurance premium loan payable	-	(40)
Purchase of treasury stock in connection with restricted stock vesting	(232)	(26)
Net cash used in financing activities	(232)	(66)
Effect of exchange rate changes on cash and cash equivalents	67	(65)
Net increase in cash and cash equivalents	2,341	1,141
Cash and cash equivalents at beginning of period	24,908	5,111
Cash and cash equivalents at end of period	$27,249	$6,252

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for income taxes	$-	$1
Cash payments made for interest expenses	$-	$3

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Acquistion of Emojipedia through release of escrow fund of $4,776, due to seller of $2,118 and legal fee of $12	$6,906	$-
Accounts receivable from certain Emojipedia websites collected by Seller	$24	$-
Note payable issued for insurance premium financing	$-	$181

Use of EBITDA as a Non-GAAP Measure

EBITDA is defined as earnings (loss) before interest, taxes, depreciation and amortization. EBITDA represents a measure that we believe is customarily used by investors and analysts to evaluate the financial performance of companies in addition to the GAAP measures that we present. Our management also believes that EBITDA is useful in evaluating our core operating results. However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income or operating income as an indicator of our operating performance or to net cash provided by operating activities as a measure of our liquidity.

Reconciliation of EBITDA to Net Income (Loss)	Q121	Q221	Q321	Q421	Q122	FY 2020	FY 2021
Net (Loss) Income	$1.0	$2.3	$2.4	$2.5	$2.1	($0.6)	$8.2
Excluding:
Interest and other income (expense), net	$(0.0)	$(0.0)	$(0.0)	$(0.0)	$(0.0)	$(0.0)	$(0.0)
Provision for (benefit from) income taxes	$0.0	$0.3	$(0.5)	$(0.1)	$0.5	$0.0	$(0.2)
Depreciation and amortization	$0.4	$0.3	$0.3	$0.3	$0.4	$1.6	$1.3
EBITDA	$1.4	$2.9	$2.3	$2.7	$3.0	$1.0	$9.3

*	numbers may not add due to rounding